                                                                      EXHIBIT 99
                                                                     Page 1 of 2

HOST MARRIOTT SUCCESSFULLY COMPLETES TENDER OFFER
FOR LIMITED PARTNERSHIP UNITS


Bethesda, MD; June 17, 1996 -- Host Marriott Corporation today announced it has successfully completed its tender offer for a majority of the limited partnership units in Marriott Hotel Properties II Limited Partnership ("MHP II"). The Company purchased 375.5 units for an aggregate consideration of $56,325,000, or $150,000 per unit. As a result of this transaction, a wholly-owned subsidiary of Host Marriott became the majority limited partner of MHP II. An affiliate of Host Marriott also serves as the general partner. Additionally, in a vote held in conjunction with the tender offer, the limited partners approved certain amendment to the partnership agreement that were conditions to the tender offer.

The 1995 EBITDA for these four hotels was approximately $45 million. The general partner is in the process of refinancing the partnership debt which totals approximately $225 million.

MHP II owns the 1,290-room New Orleans Marriott hotel located on Canal Street in the central business district of downtown New Orleans, adjacent to the historic French Quarter and within walking distance to the City's convention center. Designed as part of the Marriott network of convention hotels, it has extensive meeting and convention facilities, totalling 80,000 square feet. This hotel's facilities also include three restaurants, three lounges, a health club, an outdoor pool and a 475-space underground parking garage.

The partnership also owns the 999-room San Antonio Marriott Rivercenter hotel located on the San Antonio Riverwalk near the Alamo and one block from San Antonio's convention center. This premier convention hotel has a 40,000 square foot grand ballroom and 36 meeting rooms. San Antonio is one of the country's leading convention destinations; a proposed expansion of its convention center will make it the 12th largest in the country.

In addition, the partnership owns two hotels in California, the 368-room San Ramon Marriott hotel and a 50% limited partner interest in the 754-room Santa Clara Marriott hotel. Both of these hotels are located in major commercial areas. The Santa Clara hotel is located approximately one mile from the Santa Clara Convention Center and four miles from the San Jose International Airport. The San Ramon hotel is ideally located within a major office park and is within an hour's drive of San Francisco and the Napa and Sonoma wineries.

"We are very pleased with the results of the offer," stated Terence C. Golden, President and CEO of the Company. "This transaction fits Host Marriott's strategy of investing in quality full-service hotels and has allowed some of the limited partners the opportunity to liquidate their investment."

During 1996, Host Marriott has purchased, or acquired, controlling interests in 11 hotels with an aggregate investment of approximately $725 million. "We continue to see a number of attractive opportunities to acquire quality full-service hotels," added Golden.

                                                                      EXHIBIT 99
                                                                     Page 2 of 2


Host Marriott Corporation is a lodging real estate company that currently owns 64 full-service hotel properties operated primarily under the Marriott brand name. The Company also serves as general partner and holds minority interests in various unconsolidated partnerships that own 261 lodging properties, 41 of which are full-service hotels.

                                      ###